EXHIBIT 4.3

EXCHANGE AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 24th day of March, 2005, between Nexsan Corporation, a corporation existing under the laws of Delaware (hereinafter referred to as “Parent”), 6360319 Canada Inc., a corporation existing under the federal laws of Canada (hereinafter referred to as the “Corporation”), 6360246 Canada Inc., a corporation existing under the federal laws of Canada (hereinafter referred to as “CallCo”) and Thomas F. Gosnell (“Gosnell”).

WHEREAS pursuant to an purchase agreement (the “Purchase Agreement”) dated as of March 142005 by and among Parent, the Corporation, AESign Evertrust Inc.  (“AESign”), Gosnell, Esther Hotter, Rosamaria Koppes, Puneet Mehta and Robert G.  Delamore, the Corporation has agreed to issue exchangeable shares in the capital of the Corporation (the “Exchangeable Shares”) to Gosnell in part consideration for the purchase by the Corporation of all of the issued and outstanding Class A common shares of AESign owned by Gosnell;

AND WHEREAS pursuant to the Purchase Agreement, the parties hereto agreed to execute an exchange agreement substantially in the form of this exchange agreement;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this exchange agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

In this exchange agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise.

“Automatic Exchange Rights” means the benefit of the obligation of Parent to effect the automatic exchange of Parent Common Shares for Exchangeable Shares pursuant to section 3.12.

“Board of Directors” means the Board of Directors of the Corporation or Parent, as the case may be.

“Business Day” means any day on which commercial banks are generally open for business in Woodland Hills, California and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Montreal, Quebec under the laws of the Province of Quebec or the federal laws of Canada or under the laws of the State of California or the federal laws of the United States of America.

“CallCo” means 6360246 Canada Inc., a corporation incorporated under the federal laws of Canada and being a direct wholly-owned Subsidiary of Parent.

“Canadian Dollar Equivalent” means, in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date, the product obtained by multiplying: (a) the Foreign Currency Amount, by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

“Corporation” means 6360319 Canada Inc., a corporation existing under the federal laws of Canada and being a wholly-owned subsidiary of CallCo.

“Current Market Price” means, in respect of a Parent Common Share on any date, the Canadian Dollar Equivalent of the weighted average of the daily trading prices of Parent Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the principal stock exchange or automated quotation system on which the Parent Common Shares are then listed or quoted, as the case maybe, as may be selected by the Board of Directors of Parent for such purpose; provided, however, that if in the opinion of the Board of Directors of Parent the public distribution or trading activity of Parent Common Shares during such period does not create a market which reflects the fair market value of a Parent Common Shares or of the Parent Common Shares are not then listed or quoted on a stock exchange or quotation system, then the Current Market Price of a Parent Common Share shall be determined by the Board of Directors of Parent, acting reasonably and in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors of Parent shall be conclusive and binding.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, Corporation (including any Corporation limited by shares, limited liability Corporation or joint stock Corporation), firm, society or other enterprise, association, organization or entity.

“Exchange Right” has the meaning ascribed to that term in section 3.1.

“Exchangeable Share” means a share in the class of non-voting exchangeable shares in the capital of the Corporation having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions.

“Exchangeable Shareholder” means Gosnell, or any subsequent registered holder of the Exchangeable Shares, other than Parent and the Parent Affiliates.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

“Exchangeable Share Support Agreement” means the exchangeable share support agreement made as of even date herewith among the Corporation, CallCo and Parent.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Insolvency Event” means the institution by the Corporation of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of the Corporation to the institution of bankruptcy, insolvency or winding-up proceedings against the Corporation, or the filing of any proceeding seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced in respect of the Corporation within 30 days of becoming aware thereof, or the consent by the Corporation to the commencement of any such proceeding or to the appointment of a receiver, or the making by the Corporation of a general assignment for the benefit of creditors, or the admission in writing by the Corporation of its inability to pay its debts generally as they become due, or the Corporation not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 6.6 of the Exchangeable Share Provisions.

“Liquidation Call Right” has the meaning ascribed to that term in section 5.4 of the Exchangeable Share Provisions.

“Liquidation Event” has the meaning ascribed to that term in section 3.12(1).

“Liquidation Event Effective Date” has the meaning ascribed to that term in section 3.12(c).

“Officer’s Certificate” means, with respect to Parent or the Corporation, as the case may be, a certificate signed by any one of the authorized signatories of Parent or the Corporation, as the case may be.

“Parent” means Nexsan Corporation, a corporation existing under the laws of the State of Delaware, and includes any successor thereto.

“Parent Affiliates” means Affiliates of Parent.

“Parent Common Share” means a share of common stock in the capital of Parent, and any other security into which such share may be changed.

“Parent Special Voting Share” means the one (1) Series B Preferred Share of Parent that entitles the holder of record of the share, subject to adjustment, to one (1) vote for each Exchangeable Share so held by it at meetings of the holders of Parent Common Shares.

“Parent Successor” has the meaning ascribed to that term in section 5.1.

“Person” means any individual, Entity or Governmental Body.

“Purchase Agreement” means the agreement made as of March 14, 2005 between Parent, the Corporation, AESign Evertrust Inc., Gosnell, Esther Hotter, Rosamaria Koppes, Puneet Mehta and Robert G.  Delamore as amended, supplemented and/or restated in accordance therewith.

“Redemption Call Right” has the meaning ascribed to that term in section 7.4 of the Exchangeable Share Provisions.

“Retracted Shares” has the meaning ascribed to that term in section 3.6.

“Retraction Call Right” has the meaning ascribed to that term in section 6.1(c) of the Exchangeable Share Provisions.

1.2                                 Interpretation Not Affected by Headings, etc.

The division of this exchange agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation of this exchange agreement.  Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this exchange agreement.  The terms “this exchange agreement”, “hereof’, “herein” and “hereunder” and similar expressions refer to this exchange agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3                                 Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa.  Words importing any gender shall include all genders.

1.4                                 Date for any Action.

If any date on which any action is required to be taken under this exchange agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE 2
TRANSFERS

2.1                                 Restrictions on Transfer of Exchangeable Shares.

(a)                                  The Exchangeable Shareholder agrees not to transfer, assign or sell any of the Exchangeable Shares except as specifically provided in the Exchangeable Share Provisions or with the written consent of Parent.

(b)                                 Unless Parent otherwise determines, it shall be a condition of any consent by Parent given under section 2.1(a) that the Exchangeable Shareholder must transfer, assign or sell all Exchangeable Shares then held by the Exchangeable Shareholder and to the same transferee, assignee or purchaser, and concurrently transfer, assign or sell the Parent Special Voting Share then held by the Exchangeable Shareholder to such transferee, assignee or purchaser, and

(c)                                  Notwithstanding the provisions of section 2.1(a) but subject to the condition contained in the section 2.1(b), Gosnell shall have the right, without the prior written consent of Parent, to transfer all of his Exchangeable Shares (i) by will or the laws of decent and distribution, in which event each such transferee shall be bound by all of the provisions of this exchange agreement to the same extent as if such transferee were Gosnell, or (ii) to a company wholly-owned directly or indirectly only by Gosnell, his spouse and/or his issue for tax planning purposes, provided any such transfer is completed on an income tax deferred basis and written notice thereof shall have been given by Gosnell to Parent.

(d)                                 No transfer of Exchangeable Shares on the consent of Parent or pursuant to section 2.1(c)(ii) shall, however, be permitted or be valid or effective until written notice thereof shall have been given by Gosnell to Parent and until the transferee of the Exchangeable Shares shall have entered into an agreement with the other parties hereto consenting to the terms hereof and agreeing to assume and be bound by all of the obligations of Gosnell herein as though such transferee were Gosnell, in which event such transferee shall, subject to the terms hereof, be entitled to all of the rights and be subject to all of the obligations of Gosnell herein mutatis mutandis.

(e)                                  Gosnell covenants that in the event of a transfer of Exchangeable Shares by Gosnell to a company wholly-owned directly or indirectly by Gosnell, his spouse and/or his issue pursuant to section 2.1(c)(ii), for so long as the transferee is the holder of Exchangeable Shares, Gosnell shall not and Gosnell shall cause his spouse and/or issue not to transfer any direct or indirect interest in the transferee; and (ii) Gosnell shall cause the transferee not to take part in any amalgamation, merger, reorganization or similar proceeding, the effect of which would result in the transferee or the resulting body corporate not being wholly-owned directly or indirectly by Gosnell, his spouse and/or his issue.

2.2                                 Restrictions on Transfer of Parent Special Voting Share.

The Exchangeable Shareholder agrees not to transfer, assign or sell the Parent Special Voting Share, except as required by sections 2.1 and 2.4 of this exchange agreement.

2.3                                 Restrictions on Pledge of Exchangeable Shares and Parent Special Voting Share.

The Exchangeable Shareholder agrees not to pledge, mortgage, or charge any of, or any interest in, the Exchangeable Shares or the Parent Special Voting Share without the prior written consent of Parent.

2.4                                 Automatic Redemption of the Parent Special Voting Share.

The Exchangeable Shareholder acknowledges that upon the exchange of all Exchangeable Shares held by the Exchangeable Shareholder including, without limitation, pursuant to the exercise by an Exchangeable Shareholder of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for Parent Common Shares, as specified in Article 4 (unless, in either case, Parent shall not have delivered the requisite Parent Common Shares issuable in exchange for the Exchangeable Shares to the Exchangeable Shareholder), or upon the redemption of Exchangeable Shares pursuant to Article 6 or 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by CallCo pursuant to the exercise by CallCo of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of the Exchangeable Shares from the holder thereof by the Corporation pursuant to Article 8 of the Exchangeable Share Provisions, the Parent Special Voting Share shall be automatically redeemed pursuant to the terms and conditions attaching to the Parent Special Voting Share and thereafter the Exchangeable Shareholder shall cease to be a holder of the Parent Special Voting Share and shall not be entitled to exercise any of the rights in respect thereof.

2.5                                 Legended Share Certificates.

The Corporation will cause each certificate representing Parent Special Voting Share to bear an appropriate legend notifying the Exchangeable Shareholder of restrictions applicable to such Parent Special Voting Share and any other legend that is required or as may be reasonably necessary having regard to the provisions of any state, provincial, local or foreign law governing such securities.

ARTICLE 3
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

3.1                                 Grant and Ownership of the Exchange Right.

Parent hereby grants to the Exchangeable Shareholder the right (the “Exchange Right”), exercisable upon the occurrence and during the continuance of (a) an Insolvency Event, or (b) the failure of the Corporation or CallCo, as the case maybe, by reason other than an Insolvency Event to purchase the Retracted Shares pursuant to a duly completed and delivered Retraction Request (as such term is defined in the Exchangeable Share Provisions), to require Parent to purchase from the Exchangeable Shareholder all or any part of the Exchangeable Shares held by the Exchangeable Shareholder and the Automatic Exchange Rights, all in accordance with the provisions of this exchange agreement.  Parent hereby acknowledges receipt from the Exchangeable Shareholder of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Parent to the Exchangeable Shareholder.  The obligations of Parent to issue Parent Common Shares pursuant to the Exchange Right or Automatic Exchange Rights are subject to all applicable laws and regulatory and stock exchange requirements.

3.2                                 Legended Share Certificates.

Parent will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Exchangeable Shareholder of:

(a)                                  his right to the exercise of the Exchange Right in respect of the Exchangeable Shares held by the Exchangeable Shareholder;

(b)                                 the Automatic Exchange Rights; and

(c)                                  any other legend that is required or as may be reasonably necessary having regard to the provisions of any federal, state, provincial, local or foreign law governing such securities.

3.3                                 Purchase Price.

The purchase price payable by Parent for each Exchangeable Share to be purchased by Parent under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a Parent Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by Parent causing to be sent to such holder one Parent Common Share, plus (b) to the extent not paid by the Corporation, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale.  In connection with each exercise of the Exchange Right, Parent shall provide to the Exchangeable Shareholder an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share.  The purchase price for each such Exchangeable Share so purchased may be satisfied only by Parent issuing and delivering or causing to be delivered to the Exchangeable Shareholder, one Parent Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to section 4.13).  Upon payment of such purchase price, the Exchangeable Shareholder shall cease to have any right to be paid by the Corporation or Parent any amount in respect of declared and unpaid dividends on each such Exchangeable Share.

3.4                                 Exercise Instructions.

Subject to the terms and conditions herein set forth, the Exchangeable Shareholder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Exchangeable Shareholder on the books of the Corporation.  To cause the exercise of the Exchange Right, the Exchangeable Shareholder shall deliver to Parent, in person or by certified or registered mail, at its principal office in Woodland Hills, California or at such other places as Parent may from time to time designate by written notice to the Exchangeable Shareholder, the certificates representing the Exchangeable Shares which such Exchangeable Shareholder desires Parent to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be necessary or advisable to effect a transfer of Exchangeable Shares together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the

Exchangeable Shareholder hereby exercises the Exchange Right so as to require Parent to purchase from the Exchangeable Shareholder the number of Exchangeable Shares specified therein, (ii) that the Exchangeable Shareholder has good title to and owns all such Exchangeable Shares to be acquired by Parent free and clear of all liens, claims, security interests, adverse claims and encumbrances, (iii) the names in which the certificates representing Parent Common Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the Persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Corporation and Parent of payment) of the taxes (if any) payable as contemplated by section 3.7 of this exchange agreement.  If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to Parent are to be purchased by Parent under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

3.5                                 Delivery of Parent Common Shares; Effect of Exercise.

Within ten (10) Business Days after receipt of the certificates representing the Exchangeable Shares which the Exchangeable Shareholder desires Parent to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, payable as contemplated by section 3.7 or evidence thereof), duly endorsed for transfer to Parent, Parent shall promptly thereafter deliver or cause to be delivered to the Exchangeable Shareholder such Exchangeable Shares (or to such other Persons, if any, properly designated by such Exchangeable Shareholder) the number of Parent Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 3.13); provided, however, that no such delivery shall be made unless and until the Exchangeable Shareholder requesting the same shall have paid (or provided evidence satisfactory to the Corporation and Parent of the payment of) the taxes (if any) payable as contemplated by section 3.7 of this exchange agreement.  Immediately upon the giving of notice by the Exchangeable Shareholder to Parent and the Corporation of the exercise of the Exchange Right as provided in this section 3.5, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to Parent all of such holder’s right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price for those Exchangeable Shares (together with a cheque for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 3.12)), unless the requisite number of Parent Common Shares is not allotted, issued and delivered by Parent to the Exchangeable Shareholder within ten Business Days of the date of the giving of such notice by the Exchangeable Shareholder and cheque for the balance, if any, of the total purchase price for such Exchangeable Shares is not issued and delivered to the Exchangeable Shareholder on the applicable payment date, in which case the rights of the Exchangeable Shareholder shall remain unaffected until such Parent Common Shares are so allotted, issued and delivered by Parent and any such cheque is issued and delivered by Parent.  Concurrently with the Exchangeable Shareholder ceasing to be a holder of Exchangeable Shares, the Exchangeable Shareholder shall be considered and deemed for all purposes to be the holder of the Parent Common Shares delivered to it pursuant to the Exchange Right.

3.6                                 Exercise of Exchange Right Subsequent to Retraction.

In the event that the Exchangeable Shareholder has exercised his right under Article 6 of the Exchangeable Share Provisions to require the Corporation to redeem any or all of the Exchangeable Shares held by the Exchangeable Shareholder (the “Retracted Shares”) and is notified by the Corporation pursuant to section 6.6 of the Exchangeable Share Provisions that the Corporation will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that CallCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Exchangeable Shareholder has not revoked the retraction request delivered by the Exchangeable Shareholder to the Corporation pursuant to section 6.1 of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Exchangeable Shareholder to Parent exercising the Exchange Right with respect to those Retracted Shares that the Corporation is unable to redeem.

3.7                                 Stamp or Other Transfer Taxes.

Upon any sale of Exchangeable Shares to Parent pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Parent Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Exchangeable Shareholder of the Exchangeable Shares so sold; provided, however, that such Exchangeable Shareholder (a) shall pay (and none of Parent or the Corporation shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer of such Exchangeable Shares to Parent or in respect of the issuance or delivery of such Parent Common Shares to the Exchangeable Shareholder including, without limitation, in the event the Parent Common Shares are being issued or transferred in the name of a clearing service or depository or a nominee thereof, or (b) shall have evidenced to the satisfaction of Parent and the Corporation that such taxes, if any, have been paid.

3.8                                 Notice of Insolvency Event.

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, the Corporation and Parent shall give written notice thereof to the Exchangeable Shareholder, which notice shall contain a brief statement of the rights of the Exchangeable Shareholder with respect to the Exchange Right.

3.9                                 Parent Common Shares.

Parent hereby represents, warrants and covenants that the Parent Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

3.10                          Prohibition on Voluntary Liquidation.

Parent covenants that it shall not, and agrees to cause CallCo to not, take any action relating to a voluntary liquidation, dissolution or winding-up of the Corporation or its successors or CallCo or its successors, as the case may be, prior to the Redemption Date (as defined in the Exchangeable Share Provisions) unless prior to such liquidation, dissolution or winding-up Parent shall have taken such actions to ensure that it is possible for holders of Exchangeable Shares to extend through to the Redemption Date (subject to the continuing effect of other provisions of this exchange agreement which may permit the redemption or other termination of the Exchangeable Shares prior to the Redemption Date) the deferral of any gain incurred by such holders that would otherwise have been recognized at the Closing Date as a result of the consummation of the transactions contemplated by the Purchase Agreement.

3.11                           Automatic Exchange on Liquidation of Parent.

(a)                                  Parent will give the Exchangeable Shareholder notice of each of the following events (each, a “Liquidation Event”) at the time set forth below:

(i)                                     in the event of any determination by the Board of Directors of Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)                                  as soon as practicable following the earlier of (A) receipt by Parent of notice of, and (B) Parent otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, in each case where Parent has failed to contest in good faith any such proceeding commenced in respect of Parent within 30 days of becoming aware thereof.

(b)                                 Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for Parent Common Shares provided for in section 3.11(c).

(c)                                  In order that the Exchangeable Shareholder will be able to participate on a pro rata basis with the holders of Parent Common Shares in the distribution of assets of Parent in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Parent Common Shares.  To effect such automatic exchange, Parent shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by the Exchangeable Shareholder, and the Exchangeable Shareholder shall sell the Exchangeable Shares held by it at such time, for a total purchase price per share equal to (a) the

Current Market Price of a Parent Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Parent issuing to the Exchangeable Shareholder one Parent Common Share, and (b) to the extent not paid by the Corporation, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange.  In connection with such automatic exchange, Parent will provide to the Exchangeable Shareholder an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

(d)                                 On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Parent Common Shares shall be deemed to have occurred, and the Exchangeable Shareholder shall be deemed to have transferred to Parent all of the Exchangeable Shareholder’s right, title and interest in and to the Exchangeable Shareholder’s Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and Parent shall issue to the Exchangeable Shareholder the Parent Common Shares issuable upon the automatic exchange of Exchangeable Shares for Parent Common Shares and on the applicable payment date shall deliver to the Exchangeable Shareholder a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to section 3.12.  Concurrently with the Exchangeable Shareholder ceasing to be a holder of Exchangeable Shares, the Exchangeable Shareholder shall be considered and deemed for all purposes to be the holder of the Parent Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for Parent Common Shares and the certificates held by the Exchangeable Shareholder previously representing the Exchangeable Shares exchanged by the Exchangeable Shareholder with Parent pursuant to such automatic exchange shall thereafter be deemed to represent Parent Common Shares issued to the Exchangeable Shareholder by Parent pursuant to such automatic exchange.  Upon the request of the Exchangeable Shareholder and the surrender by the Exchangeable Shareholder of Exchangeable Share certificates deemed to represent Parent Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as Parent may reasonably require, Parent shall deliver or cause to be delivered to the Exchangeable Shareholder certificates representing Parent Common Shares of which the Exchangeable Shareholder is the holder.

3.12                           Withholding Rights.

(a)                                  The Exchangeable Shareholder hereby represents and warrants that he is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).  The Exchangeable Shareholder covenants and agrees that at the time of the exchange of all Exchangeable Shares held by the Exchangeable Shareholder including, without limitation, pursuant to the exercise by an Exchangeable Shareholder of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for Parent Common Shares, as specified in Article 4 (unless, in either case,

Parent shall not have delivered the requisite Parent Common Shares issuable in exchange for the Exchangeable Shares to the Exchangeable Shareholder), or upon the redemption of Exchangeable Shares pursuant to Article 6 or 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by CallCo pursuant to the exercise by CallCo of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of the Exchangeable Shares from the holder thereof by the Corporation pursuant to Article 8 of the Exchangeable Share Provisions, the Exchangeable Shareholder shall deliver to the Corporation, CallCo or Parent, as the case maybe, a certificate contained a representation and warranty that such Exchangeable Shareholder in not a non-resident of Canada within the meaning the Income Tax Act (Canada) or failing which, the Exchangeable Shareholder shall deliver a certificate issued by the Canada Revenue Agency pursuant to section 116 of the Income Tax Act (Canada) having a “certificate limit” (as defined therein) of not less than the value of the securities to be received.

(b)                                 In the event that the Exchangeable Shareholder fails to deliver the certificate in accordance with section 3.12(a), Parent, the Corporation or CallCo, as the case may be, the shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Exchangeable Shares or Parent Common Shares such amounts as Parent, CallCo or the Corporation is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.  To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Parent, CallCo and the Corporation are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Parent, CallCo or the Corporation, as the case may be, to enable it to comply with such deduction or withholding requirement and Parent, Callco or the Corporation shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 4
CALL RIGHTS

4.1                                 Liquidation Call Right.

The Exchangeable Shareholder hereby grants to CallCo the Liquidation Call Right on the terms and subject to the conditions set forth in Article 5 of the Exchangeable Shares Provisions.

4.2                                 Retraction Call Right.

The Exchangeable Shareholder hereby grants to CallCo the Retraction Call Right on the terms and subject to the conditions set forth in Article 6 of the Exchangeable Shares Provisions.

4.3                                 Redemption Call Right.

The Exchangeable Shareholder hereby grants to CallCo the Redemption Call Right on the terms and subject to the conditions set forth in Article 7 of the Exchangeable Shares Provisions.

ARTICLE 5
PARENT SUCCESSORS

5.1                                 Certain Requirements in Respect of Combination, etc.

As long as any Exchangeable Shares (other than those held by Parent or its Affiliates) are outstanding, Parent shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if such other Person or continuing corporation (herein called the “Parent Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this exchange agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a exchange agreement supplemental hereto to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this exchange agreement.

5.2                                 Vesting of Powers in Successor.

Whenever the conditions of section 5.1 have been duly observed and performed, Parent Successor and the Corporation shall execute and deliver the supplemental exchange agreement provided for in Article 6 and thereupon Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this exchange agreement in the name of Parent or otherwise and any act or proceeding by any provision of this exchange agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

5.3                                 Wholly-Owned Subsidiaries.

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Parent with or into Parent or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned direct or indirect subsidiary of Parent and any such transactions are expressly permitted by this Article 5.

ARTICLE 6
AMENDMENTS AND SUPPLEMENTAL EXCHANGE AGREEMENTS

6.1                                 Amendments, Modifications, etc.

Subject to sections 6.2, 6.3 and 8.1, this exchange agreement may not be amended or modified except by an agreement in writing executed by Parent, CallCo, the Corporation and the Exchangeable Shareholder.

6.2                                 Ministerial Amendments.

Notwithstanding the provisions of section 6.1, Parent, CallCo and the Corporation may in writing, at any time and from time to time, without the written agreement of the Exchangeable Shareholder, amend or modify this exchange agreement for the purposes of:

(a)                                  adding to the covenants of any or all parties hereto for the protection of the Exchangeable Shareholder hereunder provided that the Board of Directors of each of the Corporation, CallCo and Parent shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Exchangeable Shareholder;

(b)                                 making such amendments or modifications not inconsistent with this exchange agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Parent, Callco and the Corporation, having in mind the best interests of the Exchangeable Shareholder, it may be expedient to make, provided that such Boards of Directors shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Exchangeable Shareholder; or

(c)                                  making such changes or corrections which, on the advice of counsel to Parent, CallCo and the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that in the opinion the Board of Directors of each of Parent, CallCo and the Corporation such changes or corrections will not be prejudicial to the rights and interests of the Exchangeable Shareholder.

6.3                                 Changes in Capital of Parent and the Corporation.

At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Exchangeable Share Support Agreement or otherwise, as a result of which either Parent Common Shares or the Exchangeable Shares or both are in any way changed, this exchange agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental exchange agreement giving effect to and evidencing such necessary amendments and modifications.

6.4                                 Execution of Supplemental Exchange Agreements.

Except as permitted under section 6.2, no amendment to or modification or waiver of any of the provisions of this exchange agreement otherwise permitted hereunder shall be effective unless made in writing and signed by Parent, CallCo, Corporation and the Exchangeable Shareholder in accordance with section 6.1.  From time to time the Corporation (when authorized by a resolution of its Board of Directors), and Parent (when authorized by a resolution of its Board of Directors) may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, exchange agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)                                  evidencing the succession of Parent Successors and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 5;

(b)                                 making any additions to, deletions from or alterations of the provisions of this exchange agreement, the Exchange Right or the Automatic Exchange Rights which are necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Parent, the Corporation, or this exchange agreement; and

(c)                                  for any other purposes not inconsistent with the provisions of this exchange agreement, including without limitation, to make or evidence any amendment or modification to this exchange agreement as contemplated hereby, provided that the rights of the Exchangeable Shareholder will not be prejudiced thereby.

ARTICLE 7
TERMINATION AND ASSIGNMENT

7.1                                 Term.

This exchange agreement shall continue until there are no outstanding Exchangeable Shares held by the Exchangeable Shareholder.

ARTICLE 8
GENERAL

8.1                                 Severability.

If any provision of this exchange agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this exchange agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this exchange agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.2                                 Enurement.

This exchange agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

8.3                                 Notices to Parent and Corporation.

All notices and other communications required or permitted to be delivered to Parent, Cal1Co, or the Corporation under this exchange agreement shall be in writing and shall be deemed to have been properly delivered, given or received upon receipt when delivered by hand or two business days after being sent by registered mail or by courier or by express delivery service or by facsimile, provided that in each case the notice or communication is sent to the address or a facsimile telephone number set forth beneath the name of such party below:

(a)                                  if to Parent:

Nexsan Corporation
21700 Oxnard Street, Suite 1850
Woodland Hills, California 91367

Attention:  Philip Black
Telecopier No.: (818) 715-9175

(b)                                 if to the Corporation:

6360319 Canada Inc.
c/o Nexsan Corporation
21700 Oxnard Street, Suite 1850
Woodland Hills, California 91367

Attention:  Philip Black
Telecopier No.: (818) 715-9175

(c)                                  if to CallCo:

6360246 Canada Inc.
c/o Nexsan Corporation
21700 Oxnard Street, Suite 1850
Woodland Hills, California 91367

Attention: Philip Black
Telecopier No.: (818) 715-9175

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

8.4                                 Notice to Exchangeable Shareholder.

Any and all notices to be given and any documents to be sent to the Exchangeable Shareholder may be given or sent to the address of the Exchangeable Shareholder shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of the Corporation from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to the Exchangeable Shareholder.

8.5                                 Risk of Payments by Post.

Whenever payments are to be made or documents are to be sent to the Exchangeable Shareholder by Parent or the Corporation or by the Exchangeable Shareholder to the Parent, the making of such payment or sending of such document sent through the post shall be at risk of Parent and the Corporation, in the case of payments made or documents sent by the Parent or the Corporation, and at the risk of the Exchangeable Shareholder, in the case of payments made or documents sent by the Exchangeable Shareholder.

8.6                                 Counterparts.

This exchange agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.7                                 Jurisdiction.

This exchange agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.8                                 Attornment.

Parent agrees that any action or proceeding arising out of or relating to this exchange agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding.

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8.9                                 Language.

The parties have required that this Agreement and all documents relating or attached hereto be drawn up in English.  Les parties ont demandé que cette convention ainsi que tous les documents quie s’y rattachent soient rédigés en anglais.

IN WITNESS WHEREOF the parties hereto have caused this exchange agreement to be duly executed as of the date first above written.

NEXSAN CORPORATION

	Per:	/s/ Philip Black
	Name:	Philip Black
	Title:	CEO

6360319 CANADA INC.

	Per:	/s/ Philip Black
	Name:	Philip Black
	Title:	CEO

6360246 CANADA INC.

	Per:	/s/ Philip Black
	Name:	Philip Black
	Title:	CEO

Witnessed by:	/s/ Thomas F. Gosnell
Thomas F. Gosnell